                                                                       Exhibit 5

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02018

Telephone: (617) 573-0100                             Facsimile:  (617) 227-4420


                               December 11, 1997


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139


        We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 4,000,000 shares of Genzyme General Division Common Stock, 2,000,000 shares of Genzyme Tissue Repair Division Common Stock and 2,000,000 shares of Genzyme Molecular Oncology Division Common Stock (collectively, the "Shares"), offered pursuant to the provisions of the Company's 1997 Equity Incentive Plan (the "Plan").

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,



                                           /s/ Palmer & Dodge LLP